Exhibit 99.1

Keysight Technologies Announces New Board Member

Appoints Michelle J. Holthaus as a director effective immediately

SANTA ROSA, Calif., May 20, 2021 – Keysight Technologies, Inc. (NYSE: KEYS), a leading technology company that delivers advanced design and validation solutions to accelerate innovation to connect and secure the world, today announced that the company’s Board of Directors has appointed Michelle J. Holthaus as a director, effective immediately.

“I am excited to welcome Michelle to Keysight’s Board. Michelle brings a wealth of relevant experience and expertise across key areas of the communications and technology industries, including deep customer and supplier insight,” stated Ron Nersesian, chairman and CEO of Keysight. “The Keysight Board and I are looking forward to working with Michelle and having her perspective as we execute our strategy and create further value for stakeholders.”

Mrs. Holthaus has served as executive vice president and chief revenue officer at Intel Corporation since September 2019 where she leads Intel’s global sales, marketing and communications functions. She previously served as senior vice president and general manager of sales and marketing from July 2018 to September 2019, as corporate vice president and general manager of sales and marketing from September 2017 to July 2018, and as division vice president and division general manager of sales and marketing from February 2016 to September 2017. She has been with Intel since 1996 and has held a variety of roles within the products and marketing areas.

Mrs. Holthaus received a B.A. in Finance from Linfield College.

About Keysight Technologies
Keysight delivers advanced design and validation solutions that help accelerate innovation to connect and secure the world. Keysight’s dedication to speed and precision extends to software-driven insights and analytics that bring tomorrow’s technology products to market faster across the development lifecycle, in design simulation, prototype validation, automated software testing, manufacturing analysis, and network performance optimization and visibility in enterprise, service provider and cloud environments. Our customers span the worldwide communications and industrial ecosystems, aerospace and defense, automotive, energy, semiconductor and general electronics markets. Keysight generated revenues of $4.2B in fiscal year 2020. For more information about Keysight Technologies (NYSE: KEYS), visit us at www.keysight.com.

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EDITORIAL CONTACT: Denise Idone, Worldwide +1 941-888-2388 denise.idone@keysight.com	INVESTOR CONTACT: Jason Kary +1 707 577 6916 jason.kary@keysight.com